UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 6, 2019

Qumu Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

510 1st Avenue North, Suite 305 Minneapolis, MN	55403
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100

Registrant’s Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Items under Sections 2 through 7 are not applicable and are therefore omitted.

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 7, 2019, Qumu Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Craig-Hallum Capital Group LLC, as representative and underwriter (the “Underwriter”) relating to the underwritten public offering (the “Offering”) of 3,175,652 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Pursuant to the Purchase Agreement, the Company agreed to issue and sell the Shares to the Underwriter at a price of $2.325 per share. The price to the public in the Offering was $2.50 per Share. In addition, under the terms of the Purchase Agreement, the Company granted the Underwriter an option, exercisable for a period of 30 days after November 7, 2019, to purchase up to 476,348 additional shares of Common Stock to cover over-allotments, if any, on the same terms and conditions. On November 7, 2019, the Underwriter exercised in full its option to purchase the additional 476,348 shares of Common Stock.

The net proceeds to the Company from the Offering of the 3,652,000 shares of Common Stock are expected to be approximately $8.2 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Offering is scheduled to close on or about November 12, 2019, subject to the satisfaction of customary closing conditions. The Company intends to use approximately $4.5 million of the net proceeds from the Offering to repay the outstanding principal and accrued interest under its term loan credit agreement with ESW Holdings, Inc., and the remaining net proceeds from the Offering for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

Pursuant to the terms of the Purchase Agreement and related lock-up agreements attached as Exhibit A to the Purchase Agreement (the “Lock-up Agreements”), the Company, all of its directors and executive officers, and Harbert Discovery Fund LP, a significant shareholder of the Company, also agreed not to sell or transfer any shares of Common Stock held or later acquired by them for a period of 90 days after November 7, 2019, without first obtaining the written consent of the Underwriter, subject to certain exceptions, extensions and terms as set forth in the Purchase Agreement and the Lock-up Agreements.

The Offering was made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-233470) declared effective by the Securities and Exchange Commission on September 5, 2019 and a related prospectus supplement and accompanying prospectus.

The Purchase Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Ballard Spahr LLP relating to the legality of the issuance and sale of the shares of Common Stock in the Offering is attached as Exhibit 5.1 hereto.

ITEM 8.01  OTHER EVENTS.

On November 6, 2019, the Company issued a press release announcing that it had commenced the Offering. On November 7, 2019, the Company issued a press release announcing that it had priced the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively, and the information contained therein is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
1.1	Purchase Agreement dated November 7, 2019 by and between Qumu Corporation and Craig-Hallum Capital Group LLC.
5.1	Opinion of Ballard Spahr LLP.
23.1	Consent of Ballard Spahr LLP (contained in Exhibit 5.1).
99.1	Press Release issued by Qumu Corporation on November 6, 2019.
99.2	Press Release issued by Qumu Corporation on November 7, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ David G. Ristow
David G. Ristow
Chief Financial Officer

Date: November 7, 2019